Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Tradeweb Markets Inc. of our report dated December 17, 2018, except for the impact of the amendment to the LLC agreement discussed in Note 2 to the consolidated financial statements as to which the date is May 20, 2019, relating to the financial statements of Tradeweb Markets LLC, which appears in Tradeweb Markets Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-237760) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York

April 22, 2020